Exhibit 99.1

Equinix Media Contact:	Equinix Investor Relations Contact:
David Fonkalsrud	Jason Starr
K/F Communications, Inc.	Equinix, Inc.
(415) 255-6506	(650) 513-7402
dave@kfcomm.com	jstarr@equinix.com

IXEurope Contact:

Adrian Duffield

College Hill

+44 (0)20 7457 2815

Adrian.Duffield@collegehill.com

FOR IMMEDIATE RELEASE

EQUINIX INCREASES TERMS FOR ACQUISITION OF IXEUROPE;

INVESTORS AGREE TO HARD IRREVOCABLE TERMS

In Response to Potential Rival Bid, Equinix and IXEurope Reach New Agreement; Deal Expected to Close in September

Foster City, CA and London– July 18, 2007 (11:00 PM PT) – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, and IXEurope Plc (“IXEurope”, AIM: IXE), a provider of colocation services in Europe, announced today that the boards of its subsidiary, Equinix UK Limited (Equinix UK), and IXEurope have reached agreement on improved terms for the acquisition of all of the outstanding shares of IXEurope for 140 pence per share. In exchange, Equinix UK has now received hard irrevocable undertakings from the IXEurope directors and from shareholders who together hold approximately 67 percent of the existing issued ordinary share capital of IXEurope to vote in favor of the resolutions to approve the acquisition.

“The announcement of our intention to acquire IXEurope three weeks ago created additional interest in the company and an unsolicited approach from another company,” said Steve Smith, CEO of Equinix. “The acquisition of IXEurope by Equinix will solidify Equinix’s position as the world’s market leading colocation provider with high-quality data centers across the United States, Asia-Pacific and Europe and is strategic to our growth. This announcement today secures our acquisition plan at a fair and equitable price.”

“We believe that Equinix’s offer is a good deal for IXEurope shareholders,” said Guy Willner, CEO of IXEurope. “The directors of IXEurope have unanimously agreed to recommend that IXEurope shareholders vote in favor of it.”

Equinix intends to integrate IXEurope’s network-neutral data center business and operations under the Equinix brand. IXEurope’s business includes 14 data centers comprising more than 380,000 square feet of net sellable space throughout Europe, including centers in Dusseldorf, Frankfurt, Geneva, London, Munich, Paris and Zurich. The company’s more than 450 enterprise and Internet customers include Avis Europe, Citigroup, Deutsche Boerse, Merrill Lynch, Rackspace and SurfControl.

Equinix is targeting completion of the transaction in mid-September 2007. The closing and its timing are subject to the approval of IXEurope’s stockholders and the UK courts as well as satisfaction or waiver of other closing conditions. It is still intended that the acquisition be implemented by means of a scheme of arrangement, although Equinix UK still reserves the right to implement the acquisition by way of a takeover offer directly to IXEurope shareholders.

Under the terms of the revised announcement, IXEurope shareholders will receive 140 pence in cash for each IXEurope share held at the Scheme Record Time, valuing the share capital of IXEurope, on a fully diluted basis, at approximately £270.1 million or $555.0 million plus the assumption of debt. The additional $73.0 million over the original price of $482.0 million is comprised of $58.0 million for the 12.0 percent premium over the initial offer by Equinix of 125 pence per share on June 27, 2007 and $15.0 million of currency fluctuation which has been partially offset by hedging activities.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange™ (IBX®) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

About IXEurope

IXEurope is one of Europe’s fastest growing providers of data center services. Its principal activities include primary data center services, connectivity services and business continuity solutions.

IXEurope works with enterprise and Internet customers to provide resilient data center infrastructure to house their IT systems far more cost-effectively than through in-house provision. The benefits include optimized IT performance, improved systems availability and reduced corporate risk through improved regulatory compliance. By continually focusing on quality, IXEurope also gives clients exceptional service levels and on-site access to a high level of technical expertise.

With award winning data center facilities in key European cities, broad technology expertise and a proven track record, IXEurope provides solutions that give customers the confidence that their operations are protected. The Company is ISO 9001:2000 certified and has over 450 customers in the enterprise, Internet and networking markets including Merrill Lynch, Deutsche Boerse, Citigroup, Rackspace and SurfControl.

IXEurope is listed on the London Stock Exchange Alternative Investment Market.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of IXEurope into Equinix; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.